Exhibit 99.1

Home Bancorp Director Donald W. Washington Named Director Of The U.S. Marshals Service

LAFAYETTE, La., April 2, 2019 /PRNewswire/ -- Home Bancorp, Inc. (Nasdaq: "HBCP") (the "Company"), the parent company for Home Bank, N.A. (the "Bank") (www.home24bank.com), announced today that, after confirmation by the United States Senate, Mr. Donald W. Washington has resigned as a director of the Company and the Bank in order to accept a Presidential appointment to serve as Director of the United States Marshals Service.

"Don has been an exceptional Board member," stated Michael P. Maraist, Chairman of the Board of the Company and the Bank, "While we will miss his expertise and insight, we could not be happier for our country that Don has once again chosen to serve his fellow Americans. He's going to do an amazing job leading such a critical agency of our federal government."

"It's been an incredible blessing to serve on the Home Bancorp Board of Directors," said Mr. Washington, "The men and women of this Company are deeply committed to serving our customers and communities. That commitment of putting others first will continue to be the key ingredient to Home Bank's success going forward."

"Don possesses all of the qualities you look for in a great Board member," added John W. Bordelon, President and Chief Executive Officer of the Company and the Bank, "His sound judgment, legal expertise and humility helped Home Bank thrive during his tenure."

Mr. Washington had been a director of the Company since June 2016. Mr. Washington, formerly a partner in the law firm of Jones Walker in Lafayette, is a graduate of West Point and previously served as United States Attorney for the Western District of Louisiana.

CONTACT: John W. Bordelon, President and CEO, (337) 237-1960